Exhibit 99.1

HCW Biologics Reports Second Quarter 2025

Business Highlights and Financial Results

Miramar, FL – August 14, 2025 – HCW Biologics Inc. (the “Company” or “HCW Biologics”) (NASDAQ: HCWB), a clinical-stage biopharmaceutical company focused on discovering and developing novel immunotherapies to lengthen health span by disrupting the link between inflammation and age-related diseases, today reported financial results and recent business highlights for its second quarter ended June 30, 2025.

On May 15, 2025, the Company closed an equity offering with gross proceeds of $5.0 million with a single institutional investor. Dr. Hing Wong, Founder and CEO, stated, “We are pleased to have completed a successful $5.0 million equity offering in a challenging market without using a highly structured deal. This funding will be used to open clinical sites for our Phase 1 clinical trial to evaluate HCW9302 in an autoimmune disorder.” Dr. Wong continued, “Our new round of financing will provide funding for critical studies to complete the research package for our business development campaign to identify a licensing partner to commercialize our Immune-Cell Engagers, including T-Cell Engagers, which we created using our novel TRBC drug discovery and development platform.”

On June 24, 2025, HCWB received formal notice from Nasdaq confirming that the Company has satisfied the requirements of the Equity Rule. On May 13, 2025, the Company received formal notice from Nasdaq that it regained compliance with the bid price requirement in Listing Rule 5550(a)(2), the public float requirement in Listing Rule 5550(a)(4), and the market value of publicly held shares requirement in Listing Rule 5550(a)(5). Therefore, the Company now meets all Nasdaq Capital Market listing requirements for continued listing, and these matters are closed.

Business Highlights

Business Development Transactions

•
On May 30, 2025, WY Biotech ended its due diligence period and formally accepted the technical report delivered by the Company on May 13, 2025. In order to accommodate WY Biotech’s timing in finalizing legally binding agreements with its CDMO and lead investor, the Company and WY Biotech agreed to extend the latest date for payment of the $7.0 million license fee to September 30, 2025.
•
On May 29, 2025, after recognizing over $16.0 million in revenue from the Wugen License Agreement signed in 2020, the Company agreed to a one-year suspension of the Wugen License Agreement, during which time the Company may seek alternative licensing programs for HCW9206. The Company is actively negotiating with several major biologics manufacturing companies interested in licensing the molecule as a reagent to use in the manufacture of CAR-T products. HCW9206 represents a novel strategy for CAR-T cell production with the advantage of generating a large population of CAR-Ts with a stem cell-like memory T cell phenotype, which should enhance the persistence of CAR-Ts in patients.
•
The Company has launched a search for a strong commercial partner for the clinical development of its T-cell engager compounds. The Company believes that its T-cell engagers target cancer antigens and CD3 activation of effector T cells while simultaneously reducing the immunosuppression in tumor microenvironment. Such immunosuppression could play a pivotal role in reducing effector T-cell infiltration and anti-tumor efficacy in solid tumors.

Financing Transactions

•
On May 15, 2025, the Company completed a $5.0 million offering with a single institutional investor for an aggregate of 671,140 units at a purchase price of $7.45 per unit priced at-the-market under Nasdaq rules. Each unit includes two warrants, which may be exercised to purchase common stock at $7.45 per share.
•
On May 7, 2025, the Company extinguished $6.9 million of debt through restructuring the debt or conversion to equity. As a result, the Company strengthened its balance sheet and completed an important element of its compliance plan with all Nasdaq Listing Rules.

Clinical Development and Preclinical Results

•
The Company remains on track to initiate the HCW9302 clinical trial in the third quarter of 2025. This trial is a first-in-human Phase 1 dose escalation clinical trial to evaluate one of its lead drug candidates, HCW9302, in patients with alopecia areata, a common autoimmune disease in humans that currently has no curative FDA approved treatments.
•
The Company identified compounds created with the Company’s novel TRBC platform for clinical development: Second-Generation T-Cell Engagers and Second-Generation Immune Checkpoint Inhibitors. The Company’s T-cell engager compounds target tissue factor, which is a proven solid tumor antigen. The second-generation immune checkpoint inhibitors are the Company’s candidates as a potential gateway to the multi-billion-dollar immune checkpoint inhibitors product market. The Company’ has identified its pembrolizumab-based fusion molecule as its lead candidate because in preclinical IND-enabling studies this compound exhibits potent anti-pancreatic cancer activities.

Second Quarter 2025 Financial Results

Revenues: Revenues for the first quarters ended June 30, 2024 and 2025 were $618,854 and $6,550, respectively. Revenues for the six months ended June 30, 2024 and 2025 were $1.7 million and $11,615 million, respectively. Revenues were derived exclusively from the sale of licensed molecules to the Company’s licensee, Wugen. In the second quarter of 2025, the Company agreed to a one-year suspension of the Wugen License Agreement, during which time, the Company plans to identify a new corporate partner who wishes to license HCW9206.

Research and development (R&D) expenses: R&D expenses for the first quarters ended June 30, 2024 and 2025 were $2.0 million and $1.2 million, respectively, a decrease of $802,362, or 40%. R&D expenses for the six months ended June 30, 2024 and 2025 were $4.2 million and $2.7 million, respectively, a decrease of $1.5 million, or 35%. R&D expenses were comparatively lower in 2025 primarily due to a decline in manufacturing and material and preclinical expenses.

General and administrative (G&A) expenses: G&A expenses for the first quarters ended June 30, 2024 and 2025 were $1.6 million and $2.1 million, respectively, an increase of $503,826, or 31%. G&A expenses for the six months ended June 30, 2024 and 2025 were $3.2 million and $4.3 million, respectively, an increase of $1.1 million, or 36%. The increase in G&A expenses in 2025 was primarily related to an increase in fees for professional services, accretion of a fixed bonus payable upon Maturity Date to Secured Noteholders and insurance costs. Professional services include legal fees in the ordinary course of business, accounting advisors, auditing and tax services, facilities administrative costs, expenses related to maintaining our listing on Nasdaq and remaining in compliance with SEC filings, and other expenses.

Legal expenses and recoveries, net: Legal expenses and recoveries, net represent the legal fees that the Company incurred for an Arbitration. On July 13, 2024, the parties entered into a Settlement Agreement and General Release, and the Arbitration and related Complaint were dismissed on December 24, 2024. For the three and six months ended June 30, 2024, preparations for the hearing and the hearing took place, along with subsequent negotiations for settlement, and the Company incurred legal fees of $10.4 million and $14.8 million, respectively. In January 2025, the Company received a $2.0 million insurance reimbursement that was paid directly to the law firm involved in representing Dr. Hing C. Wong, the Company’s Founder and Chief Executive Officer, in the Arbitration. The Company is engaged in discussions with the law firms involved with this matter to arrange a reasonable payment plan with respect to $12.3 million legal fees which remain unpaid.

Net loss: Net loss for the second quarters ended June 30, 2024 and 2025 were $15.3 million and $1.9 million, respectively. Net loss earnings for the six months ended June 30, 2024 and 2025 were $22.7 million and $4.1 million, respectively.

Financial Guidance

As of June 30, 2025, the Company believes that substantial doubt exists regarding its ability to continue as a going concern for at least 12 months from the issuance date of the audited financial statements, without additional funding or financial support. We considered future elements of our financing plan, especially business development programs, that were probable and likely to be implemented within the next year to determine if financing activities currently underway are sufficient to mitigate the substantial doubt in our going concern analysis. We have had early success in completing key elements of our multi-step financing plan, however, we cannot be assured that we will continue to have success with remaining elements of our plan.

About HCW Biologics

HCW Biologics Inc. (NASDAQ: HCWB) is a clinical-stage biopharmaceutical company developing proprietary immunotherapies to treat diseases promoted by chronic inflammation, especially age-related and senescence-associated diseases. The Company’s immunotherapeutics represent a new class of drug that it believes have the potential to fundamentally change the treatment of cancer and many other diseases and conditions that are promoted by chronic inflammation — and in doing so, improve patients’ quality of life and possibly extend longevity. Chronic inflammation, including inflammaging, is believed to be a significant contributing factor to the cause for senescence-associated diseases and conditions that diminish healthspan, including many types of cancer, autoimmune diseases, and neurodegenerative diseases, as well as indications that impact quality-of-life that are not life-threatening. The Company’s lead product candidate, HCW9302, was developed using the Company’s legacy TOBI™ (Tissue factOr-Based fusIon) platform. The Company has created another drug discovery technology, the TRBC platform, which is not based on Tissue Factor. The TRBC platform has the capability to construct immunotherapeutics that not only activate and target immune responses but are also equipped with receptors that specifically target cancerous or infected cells. This platform is such a versatile scaffold that it enables the creation of multiple classes of immunotherapeutic compounds: Class I: Multi-Functional Immune Cell Stimulators; Class II: Second-Generation Immune Checkpoint Inhibitors; Class III: Multi-Specific Targeting Fusions and Enhanced Immune Cell Engagers. These novel immunotherapeutics can be used to treat a wide range of disease indications, including oncology, autoimmune diseases, and improving quality of life conditions. The Company has constructed over 50 molecules using the TRBC platform, including HCW11-002, HCW11-018 and HCW11-040. Further preclinical evaluation studies are currently being conducted for these three molecules the Company has selected based on promising early data. The Company has two licensing programs in which it has licensed exclusive rights for some of its proprietary molecules. See the Company Pipeline at https://hcwbiologics.com/pipeline/

Forward Looking Statements

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words and include: the Company’s ability to develop new immunotherapeutic treatments for non-oncology or oncology indications; timing of initiation of studies for age-related diseases; the Company’s ability to continue as a going concern and that after considering the elements of the Company’s financing plan that were probable to occur within a year of the date of issuance, the Company concluded that substantial doubt was not alleviated in its going concern analysis; the Company’s cash runway; the Company’s expectations regarding future purchases of licensed molecules by Wugen; the Company’s ability to license its preclinical molecules; the initiation of patient enrollment for a clinical trial to evaluate HCW9302; whether the Company’s second-generation, pembrolizumab-based immunotherapeutics is effective against solid tumors, particularly for pancreatic and ovarian cancer; whether the Company’s two lead T-cell engagers target tissue factor and mesothelin are effective in reducing immunosuppression in tumor microenvironment; the Company’s future capital-raising including business development plans and ability to continue with clinical development efforts until they are achieved, if at all; and Company’s ability to pay legal fees incurred in connection with the arbitration with ImmunityBio and its affiliates. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, but are not limited to, the risks and uncertainties that are described in the section titled “Risk Factors” in the annual report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on March 28, 2025 and in other filings filed from time to time with the SEC. Forward-looking statements contained in this press release are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Company Contact:

Rebecca Byam

CFO

HCW Biologics Inc.

rebeccabyam@hcwbiologics.com

HCW Biologics Inc.

Unaudited Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2025	2024	2025
Revenues:
Revenues	$618,854	$6,550	$1,745,566	$11,615
Cost of revenues	(438,443)	(5,240)	(950,408)	(9,292)
Net revenues	180,411	1,310	795,158	2,323

Operating expenses:
Research and development	2,029,186	1,226,824	4,152,470	2,705,536
General and administrative	1,594,193	2,096,021	3,160,285	4,302,301
Legal expenses (recoveries), net	10,393,042	142,542	14,812,076	(1,596,951)
Nonoperating loss	1,300,000	—	1,300,000	—
Total operating expenses	15,316,421	3,465,387	23,424,831	5,410,886
Income (loss) from operations	(15,136,010)	(3,464,077)	(22,629,673)	(5,408,563)
Interest expense	(159,666)	(228,714)	(159,666)	(505,853)
Unrealized gain on investment	-	1,748,688	—	1,748,688
Other income, net	15,485	16,373	41,086	41,122
Net (loss) income	$(15,280,191)	$(1,927,730)	$(22,748,253)	$(4,124,606)

HCW Biologics Inc.

Condensed Balance Sheets

	December 31,	June 30,
	2024	2025
		Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$4,674,572	$2,438,962
Accounts receivable, net	582,201	21,611
Prepaid expenses	328,181	295,543
Other current assets	113,528	141,009
Total current assets	5,698,482	2,897,125
Investments	1,599,751	3,348,438
Property, plant and equipment, net	22,909,869	22,635,596
Other assets	28,476	28,477
Total assets	$30,236,578	$28,909,636
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Liabilities
Current liabilities:
Accounts payable	$22,332,261	$19,354,476
Accrued liabilities and other current liabilities	981,940	1,070,421
Short-term debt, net	6,314,684	6,421,204
Total current liabilities	29,628,885	26,846,101
Debt, net	7,377,865	367,151
Total liabilities	37,006,750	28,961,608
Commitments and contingencies (Note 11)
Stockholders’ (deficit) equity:
Common stock:
Common, $0.0001 par value; 250,000,000 shares authorized and 1,113,532 shares issued at December 31, 2024; 250,000,000 shares authorized and 2,146,601 shares issued at June 30, 2025	111	215
Additional paid-in capital	93,785,854	104,628,555
Accumulated deficit	(100,556,137)	(104,680,742)
Total stockholders’ (deficit) equity	(6,770,172)	(51,972)
Total liabilities and stockholders’ (deficit) equity	$30,236,578	$28,909,636